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                                                                     EXHIBIT 2

                             ANALYSTS MEETING SCRIPT

         Good Morning. I'm very pleased to meet with you this morning, and I apologize for any inconvenience our postponing the meeting may have caused you. I think that when you hear what I am about to report this morning, you will understand why we delayed the regular quarterly meeting.

                  This morning our Board of Directors authorized CPC's management to pursue a plan to spin off our corn refining business to shareholders as an independent company. Just a few minutes ago, a press release, announcing the plan, crossed the wire, and I am now at liberty to discuss it with you.

         I'd like to give you the basic facts now and then answer your questions, so that you will have a thorough understanding of our plans by the time you head back to your offices. Copies of the press release itself will be available at the door.

         The objective of the spin-off is to give both CPC and the new corn refining company the focus, flexibility, and resources they need for faster growth and improved returns.

         In some ways this is a dramatic step. It means severing ties that are many decades old and have been beneficial to both businesses.

         But more essentially this spin-off is the next logical step in a process that has been underway for some time now.

         I'm referring to the gradual separation of our consumer foods and corn refining operations over the last few years, as their common heritage in corn-derived products has become less meaningful and their roads to opportunity have diverged.

         This is the next logical step, and in fact we have been seriously considering it for some time. And we are absolutely convinced it is the right step -- for both businesses.

         When the spin-off is completed, about 10 months from now, CPC International will be a highly focused, streamlined $8.5 billion company exclusively in the business of making and marketing branded packaged food.

         Sixty percent of the business will be outside of North America. It will comprise our current grocery products, baking, and foodservice businesses in North America, Europe, Latin America, Asia, and Africa. The combined net income of these businesses, on an estimated pro forma basis, rose more than 20% in 1996.

         In other words, we believe the new CPC will be a powerhouse global competitor, with tremendous opportunities to grow aggressively in every region of the world.

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         The new corn refining company will also be a strong international competitor, with businesses in 18 countries and worldwide leadership in both dextrose, a high value-added product, and corn starch.

         The new company will comprise CPC's corn refining operations in the United States, Canada, Latin America, Asia, and Africa; its interest in a joint venture in Mexico; and other joint venture interests, as well as licensing and technical agreements, chiefly in Asia and Africa.

         Sales from these businesses, excluding the sales of non-consolidated joint ventures, were $1.5 billion in 1996.

         About two-thirds of CPC's -- and hence the new company's -- corn refining business is currently in North America, where it is the fourth largest competitor in the market in terms of grain processed. I would add that, its fourth rank position notwithstanding, it is the number one dextrose and starch producer in North America and has strong positions in regional markets.

         In Latin America, the business is the leader, with a market share of more than 60%. This positions the new company to take advantage of recent open market agreements and the trend toward global suppliers serving global customers.

         In short, we believe this new company will be successful and that it will benefit significantly from its freedom to pursue its own strategies and growth opportunities within its industry.

         These then are the basic facts of the transaction, but before opening the meeting up for questions, I would like to cover some issues we expect to be of interest to you.

         First, Konrad, would you comment on the expected financial structure of the two separate companies.

(Konrad)

         CPC has a strong financial structure. We have an important equity base, currently about $2.3 billion and growing. The company's total debt is currently about $2.8 billion, and during the year is expected to fall to roughly $2.6 billion.

         We expect that our debt/capitalization ratio during the year will be in the range of 50-55%, and on a market capitalization basis it is now a little under 20%. Interest coverage in 1997 is expected to be 6.5 times. Our debt rating has been a single A+ for several years.

         The new corn refining company will issue its own debt in the range of $300 - $400 million, and the proceeds will be transferred to CPC in connection with the net assets transferred.

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         This will reduce CPC's debt accordingly, and so we don't expect the CPC financial ratios I just mentioned to be much different right after the separation. Thereafter these ratios should hold or improve. On this assumption, we believe we should be able to maintain the single A+ rating.

         For the new corn refining company, with a relatively low debt load, we expect an "investment grade" rating. We expect the corn refining business to produce strong cash flow right from the time of separation, and so we believe we can maintain an investment grade rating long term.

(Dick)
         Thanks Konrad.

         I would like to comment on the management of the two companies.

         We do not expect to be making any major changes in the overall management of the packaged food business -- that is, in CPC International.

         However, there will certainly be some streamlining in that business to eliminate functions or positions that become unnecessary because of the separation of the companies. And this will also be an opportunity to look closely at the entire organization to make sure it is in top trim as a first-rank global competitor.

         For the corn refining business, Konrad Schlatter, whom you have long known as CPC's senior vice president and chief financial officer, will become chairman and chief executive officer of the new company.

         Konrad brings not only his well-proven financial expertise to the new enterprise, but also the strategic expertise, operating experience, and enormous dedication and wisdom that have been so well demonstrated in his more than 30-year long career with CPC.

         Sam Scott, currently president of CPC's corn refining business, will be president and chief operating officer of the new company, in charge of the day-to-day operations of the business.

         Sam has spent his entire career in corn refining and has a long record of success and experience in the industry and as one of CPC's most effective leaders.

         I personally believe we could not have found better leaders to take the helm of this new company. Konrad and Sam will make a powerful and well-balanced team, and I am confident that under their leadership the new company can deliver the increases in competitiveness and profitability that will make it a global corn refining leader.

         Now let's take a few minutes to talk about the business strategies of the two separated businesses.

         Most of you, I'm sure, know our consumer foods strategy pretty well. During the past few years we have stated it frequently and clearly.
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         It is to build strong leadership positions in our three core businesses: Knorr, Dressings, and Foodservice in the 60 plus countries where we now have businesses and to continue seizing opportunities to expand these cores aggressively in new and emerging markets.

         A small number of regional key businesses, for example Baking, also receive priority support and are candidates for upgrading at some point in time to core businesses, which then means expanding them into other CPC regions.

         Our strategy includes making targeted acquisitions in core and key businesses that can be leveraged throughout CPC.

         Along with this strategic focus comes continuing emphasis on cost reduction in every aspect of our operations.

         This strategy has been highly effective, and the business separation both affirms and reinforces it, allowing us to further increase our focus and pick up speed.

         The corn refining business's primary strategy is to focus management attention on the recovery of solid profits in North America, as well as to continue to produce strong cash flow and maintain a sound financial structure.

         The business will continue to invest in product and geographic areas that are critical in terms of profitability or strategic position and produce early, attractive returns. It will also increase export activities using existing affiliate network and strategic relationships to absorb North American overcapacity.

         In the medium term, when North American profits are again at a good level, the company's strategy is to step up investments into new markets in order to secure continuing profit growth, using its unique international strengths.

         How the two businesses perform in terms of earnings is what counts, so let me give you here my view first on 1997 with the businesses combined and then on each business for the years beyond.

         1997 will clearly be a transition year. The current market consensus puts our '97 earnings in a range of $4.30 - $4.35 for the combined company, and this is roughly how we see the year unfolding ourselves.

         During this year, in preparation for the separation, we will review administrative and corporate costs in both businesses. The objective is to ensure that overall these costs will not increase, despite the need to add a number of functions to the corn refining business as a result of the separation, such as governance, treasury, and tax. Indeed, as I mentioned earlier, we will also consider opportunities for reducing costs.

         Looking beyond 1997, I would expect that both businesses will have the ability, the focus and drive to grow very well.

         The corn refining business should show attractive growth for several years, starting off a low base and with a clear focus on short and long-term profitability.

         For the consumer foods business, we are targeting to grow in future at double digit rates. We have the products and the people and financial resources to accomplish this and we have established businesses in the major growth areas of the world.

         Thank you.  And now, let me take your questions.